Unaudited Pro Forma Financial Information

On August 3, 2022 (the “Closing Date”), Heritage-Crystal Clean, LLC, an Indiana limited liability company (“Buyer”) and a wholly owned subsidiary of Heritage-Crystal Clean, Inc. (the “Company”), completed its acquisition (the “Acquisition”) of all of the issued and outstanding shares of the capital stock (“Shares”) of Patriot Environmental Services, Inc., a California corporation (“Patriot” or “PES”), from Channel PES Acquisition Co., LLC, a Delaware limited liability company (“Seller”) for aggregate cash consideration of approximately $157.9 million, subject to certain adjustments.

The Company funded the purchase price with cash on hand and borrowings under its amended credit facility.

The following unaudited pro forma consolidated financial information for the Company and Patriot Environmental Services, Inc. (together the "Combined Company") as a combined company gives effect to (i) the acquisition method of accounting for the Acquisition, and (ii) payment of related fees and expenses. The unaudited pro forma consolidated balance sheet as of June 18, 2022 is presented as if the Acquisition had been completed on June 18, 2022. The unaudited pro forma consolidated statements of operations for the fiscal year ended January 1, 2022 and for the twenty-four weeks ended June 18, 2022 are presented as if the Acquisition had been completed on January 2, 2021, the beginning of the Company's fiscal 2021 year.

The following unaudited pro forma consolidated financial information is based on the historical financial statements of Heritage-Crystal Clean and Patriot Environmental, Inc. that are set forth below. Both Heritage-Crystal Clean's and Patriot Environmental Services, Inc.’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

The Company’s fiscal year ends on the Saturday closest to December 31, while Patriot has utilized a calendar fiscal year. Interim results are presented for the twenty-four weeks ("first half") ended June 18, 2022 (“first half fiscal 2022”). "Fiscal 2021" represents the 52-week period ended January 1, 2022 and "fiscal 2022" represents the 52-week period beginning January 2, 2022, and ending on December 31, 2022. The unaudited pro forma balance sheet combines Heritage-Crystal Clean's historical consolidated balance sheet as of June 18, 2022 with Patriot Environmental Services, Inc.'s historical combined balance sheet as of June 30, 2022. The unaudited pro forma consolidated statement of operations for the first half fiscal 2022 combines the Company’s historical consolidated statement of income for the first half fiscal 2022 with Patriot's historical carve-out combined statement of operations for the six months ended June 30, 2022. The unaudited pro forma consolidated statement of operations for the fiscal 2021 combines the Company’s historical consolidated statement of income for the fiscal year ended January 1, 2022 with Patriot's historical combined statement of operations for the year ended December 31, 2021.

Additionally, certain items have been reclassified from Patriot's historical financial statements to align the presentation of those financials with the Company’s financial statement presentation. These reclassifications were determined based upon the information currently available to the Company, and additional reclassifications may be necessary once the acquisition accounting is completed and additional information is available.

This unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent what the Company's results of operations or financial position actually would have been had the Acquisition and the related transactions in fact occurred on the dates specified, nor does the information purport to project the Company's results of operations or financial position for any future period or at any future date. The information does not reflect cost savings, operating synergies, or revenue enhancements expected to result from the acquisition of Patriot or the costs to achieve any such cost savings, operating synergies, or revenue enhancements. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision upon finalization of the purchase accounting for the Acquisition.

Once the Company has completed the valuation studies necessary to finalize the required purchase price allocations in connection with the Acquisition, the unaudited pro forma combined financial information will be subject to adjustment. Such adjustments will likely result in changes to the unaudited pro forma combined balance sheet and the unaudited pro forma consolidated statements of operations to reflect, among other things, the final allocation of the purchase price. There can be no assurance that such changes will not be material.

The unaudited pro forma combined financial information does not reflect any adjustments for synergies that the Company expects to realize in connection with acquiring Patriot. No assurances can be made as to the amount of net cost savings, if any, that may be realized.

The following unaudited pro forma consolidated financial information and the accompanying notes should be read together with (1) the Company’s audited consolidated financial statements and accompanying notes as of and for the fiscal 2021 and Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the fiscal 2021, which was filed with the SEC on March 2, 2022, (2) the Company’s unaudited consolidated financial statements and accompanying notes as of and for the first half ended June 18, 2022 and Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 18, 222, which was filed with the SEC on July 18, 2022, (3) audited carve-out Consolidated Financial Statements of Patriot Environmental Services, Inc. and subsidiaries as of and for the years ended December 31, 2021, and 2020, included in this Report on Form 8-K as Exhibit 99.1, and (4) the unaudited Carve-out Consolidated Financial Statements of Patriot Environmental Services, Inc. and subsidiaries as of and for the six months ended June 30, 2022 and for the year ended December 31, 2021.

Heritage-Crystal Clean, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
as of June 18, 2022
(In Thousands, Except Share and Par Value Amounts)

	Heritage-Crystal Clean, Inc.	Patriot Environmental Services, Inc.	Presentation Reclassifications (Note 1)		Pro Forma Adjustments (Note 3)		Proforma

ASSETS
Current assets:
Cash and cash equivalents	$73,760	$6,546	$—		$(42,984)	3.a	$37,322
Accounts receivable - net	80,266	34,053	—		(627)	3.b	113,692
Inventory - net	36,221	918	—		(918)	3.c	36,221
Assets held for sale	1,125	—	—		—		1,125
Other current assets	4,427	2,724	—		—		7,151
Total current assets	195,799	44,241	—		(44,529)		195,511
Property, plant and equipment - net	171,169	26,507	—		31,775	3.d	229,451
Right of use assets	89,541	—	—		—		89,541
Equipment at customers - net	25,107	—	—		—		25,107
Software and intangible assets - net	44,610	—	—		—		44,610
Goodwill	49,695	17,878	—		65,553	3.e	133,126
Investments at fair value	3,000	—	—		—		3,000
Other assets	616	—	—		—		616
Total assets	$579,537	$88,626	$—		$52,799		$720,962

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$45,043	$12,096	$—		$—		$57,139
Current portion of lease liabilities	22,576	—	—		—		22,576
Contract liabilities - net	2,646	73	—		—		2,719
Accrued salaries, wages, and benefits	7,669	2,726	—		—		10,395
Taxes payable	8,503	—	—		—		8,503
Other current liabilities	11,177	—	—		—		11,177
Revolving credit facility	—	—	—		114,900	3.f	114,900
Total current liabilities	97,614	14,895	—		114,900		227,409
Lease liabilities, net of current portion	70,391	(1)	—		—		70,390
Other long term liabilities	710	—	—		—		710
Contingent consideration	1,410	—	—		—		1,410
Long-term debt, net	—	20,179	—		(20,179)	3.g	—
Deferred income taxes	32,070	1,049	—		—		33,119
Total liabilities	$202,195	$36,122	$—		$94,721		$333,038

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 23,494,045 at June 18, 2022	$235	$42,402	$(42,402)	1.a	$—		$235
Additional paid-in capital	206,296	—	42,402	1.a	(31,820)	3.h	216,878
Retained earnings	171,052	10,102	—		(10,102)	3.h	171,052
Accumulated other comprehensive loss	(241)	—	—		—		(241)
Total stockholders' equity	$377,342	52,504	—		(41,922)		387,924
			—		—
Total liabilities and stockholders' equity	$579,537	$88,626	$—		$52,799		$720,962

Heritage-Crystal Clean, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended January 1, 2022
(In Thousands, Except per Share Amounts)

	Heritage-Crystal Clean, Inc.	Patriot Environmental Services, Inc.	Presentation Reclassifications (Note 1)	Pro Forma Adjustments (Note 3)		Proforma

Revenues
Service revenues	$262,863	$162,979	$—	$—		$425,842
Product revenues	227,737	—	—	—		227,737
Rental income	24,734	—	—	—		24,734
Total revenues	$515,334	$162,979	$—	$—		$678,313

Operating expenses
Operating costs	$352,796	$119,962	$—	$—		$472,758
Selling, general, and administrative expenses	56,987	21,860	—	(4,793)	3.i	74,054
Depreciation and amortization	23,542	6,853	—	4,539	3.j	34,934
Other expense (income) - net	(988)		—	0		(988)
Operating income	82,997	14,304	—	254		97,555
PPP loan forgiveness	—	(7,153)	—	7,153	3.k	—
Interest expense – net	933	950	—	1,941	3.l	3,824
Income before income taxes	82,064	20,507	—	(8,840)		93,731
Provision for income taxes	21,116	2,358	—	2,919	3.m	26,393
Net income	$60,948	$18,149	$—	$(11,759)		$67,338

Net income per share: basic	$2.60					$2.88
Net income per share: diluted	$2.59					$2.86

Number of weighted average shares outstanding: basic	23,419					23,419
Number of weighted average shares outstanding: diluted	23,557					23,557

Heritage-Crystal Clean, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the First Half Ended June 18, 2022
(In Thousands, Except per Share Amounts)
(Unaudited)

	Heritage-Crystal Clean, Inc.	Patriot Environmental Services, Inc.	Presentation Reclassifications (Note 1)	Pro Forma Adjustments (Note 3)		Proforma

Revenues
Service revenues	$144,490	$65,162	$—	$—		$209,652
Product revenues	139,272	—	—	—		139,272
Rental income	12,251	—	—	—		12,251
Total revenues	$296,013	$65,162	$—	$—		$361,175

Operating expenses
Operating costs	$206,538	$48,849	$—	$—		$255,387
Selling, general, and administrative expenses	28,759	10,881	—	(3,231)	3.n	36,409
Depreciation and amortization	13,285	3,536	—	2,270	3.j	19,091
Other expense (income) - net	791	(95)	—	—		696
Operating income	46,640	1,991	—	961		49,592
Interest expense – net	473	441	—	1,474	3.l	2,388
Income before income taxes	46,167	1,550	—	(513)		47,204
Provision for income taxes	12,182	217	—	192	3.o	12,591
Net income	$33,985	$1,333	$—	$(705)		$34,613

Net income per share: basic	$1.45					$1.47
Net income per share: diluted	$1.44					$1.46

Number of weighted average shares outstanding: basic	23,482					23,482
Number of weighted average shares outstanding: diluted	23,640					23,640

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma consolidated financial information presented is based on the historical audited and unaudited consolidated financial information of the Company and the audited and unaudited carve-out consolidated financial information of Patriot. The unaudited pro forma consolidated balance sheet as of June 18, 2022 assumes that the Patriot Acquisition was completed on that date. The unaudited pro forma consolidated statements of operations for the fiscal year ended January 1, 2022 (“fiscal 2021”) and the first half ended June 18, 2022, assumes the Patriot acquisition had been completed on January 3, 2021, the beginning of fiscal 2021. Pro forma adjustments reflected in the unaudited pro forma consolidated balance sheet are based on items that are directly attributable to the Patriot acquisition and related financing that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma consolidated statements of operations are based on items that are directly attributable to the acquisition and related financing and are factually supportable and expected to have a continuing impact on the Company. The acquisition will be accounted for as a business combination. Accordingly, the assets acquired and liabilities assumed are recorded based on their estimated fair values. The unaudited pro forma consolidated statements of operations do not reflect the cost of any integration activities or benefits from the acquisition or synergies that may be derived from any integration activities, both of which may have a material effect on the Company's consolidated statements of operations in periods following the completion of the Patriot Acquisition. Both Company's and Patriot’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

In addition, certain amounts in the Patriot historical financial information have been reclassified to conform to Company's financial statement presentation. The material reclassification items are as follows:

a) Reflects $42.4 million of additional paid in capital from common stock. Patriot’s common stock had no par value and therefore was reclassified as additional paid in capital. There were 10,000 shares authorized, 4,975 shares of Patriot common stock issued and outstanding as of June 18, 2022 and January 1, 2022.

2) PATRIOT ACQUISITION TRANSACTION SUMMARY

On August 3, 2022 , the Company purchased Patriot for $157.9 million and paid in cash for a purchase price of $156.0 million, net of a working capital adjustment of $1.9 million.

The Company funded the purchase price with cash on hand and borrowing under its existing credit facility (and, in connection therewith, exercised the accordion feature of such credit facility to increase its borrowing availability).

At this time, the Company has not completed a detailed valuation analysis to determine the fair values of Patriot's assets and liabilities. Accordingly, the unaudited pro forma consolidated financial information includes a preliminary fair value determination based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. In addition, the Company has not yet performed the due diligence necessary to identify all of the adjustments required to conform Patriot's accounting policies and presentation to the Company’s consolidated financial information or to identify other items that could significantly impact the fair value determination or the assumptions and adjustments made in the preparation of this unaudited pro forma consolidated financial information. Upon completion of a detailed valuation analysis, there may be additional increases or decreases to the recorded book values of the acquired assets and liabilities, including but not limited to inventories, supplier relationships, and other intangible assets, and property, plant, and equipment that could give rise to future amounts of depreciation and amortization expense and changes in related deferred taxes that are not reflected in this unaudited pro forma consolidated information. Accordingly, once the necessary valuation analyses have been performed and the final fair value determination has been completed, actual results may differ materially from the information presented in this unaudited pro forma consolidated financial information. Additionally, the unaudited pro forma consolidated statements of operations do not reflect the cost of any integration activities or benefits from the Patriot Acquisition or synergies that may be derived from any integration activities, any of which may have a material effect on the Company's consolidated results of operations in periods following the completion of the Acquisition.

Below is a summary of the preliminary reconciliation of purchase consideration to the book value of net assets acquired and certain valuation adjustments related to the Patriot Acquisition (in thousands):

Total cash consideration	$157,854

Historical NBV of Patriot	$63,378
Preliminary valuation adjustment to inventory	(918)
Preliminary valuation adjustment to Property, plant, and equipment - net	31,775
Residual adjustment to historical goodwill created by the business combination	65,553
Preliminary valuation adjustment to accounts receivable	(627)
Preliminary residual adjustment to working capital	(1,307)
Total acquisition cost	$157,854

Below is a summary of the initial purchase price allocation (in thousands):

Accounts receivable	$26,305
Other current assets	1,947
Property, plant, & equipment	57,932
Goodwill	83,431
Accounts payable and accruals	(11,761)
Total acquisition cost	$157,854

The preliminary sources and uses of funds relating to the Acquisition are as follows (in thousands):

Sources of funds:
Draw on line of credit	115,000
Total sources	$115,000

Uses of funds:
Cash payments to Patriot stockholders	$157,854
Transaction costs (a)	835
Debt issuance costs	$100
Total uses	$158,789

Net effect on cash on hand, excluding transaction costs	$42,954
Transaction costs incurred by Heritage-Crystal Clean in the first half of fiscal 2022	$835
Total net effect on cash	$43,789
(a) Transaction costs include transaction costs incurred by Heritage-Crystal Clean in the first half of fiscal 2022.

(3) PATRIOT ACQUISITION PRO FORMA ADJUSTMENTS

The following sets forth certain adjustments made in the preparation of the unaudited pro forma financial statements. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision upon finalization of the purchase accounting for the Acquisition.

a)    In addition to financing made available by its credit agreement, Heritage-Crystal Clean used $43.8 million of cash on hand to consummate the Patriot acquisition including transaction expenses.
b)    Represents a preliminary valuation allowance adjustment of approximately $0.6 million of uncollectible accounts receivable.
c)    Reflects a preliminary valuation adjustment to inventory amount of $0.9 million.
d)    Reflects a preliminary a preliminary valuation adjustment to step up property, plant, and equipment to fair market value.
e)    The pro forma adjustment represents a residual adjustment to historical goodwill created by the business acquisition in the amount of $65.6 million resulting from purchase accounting after estimating the fair value of the identifiable assets acquired and the liabilities assumed.

f)    Reflects $115.0 million in funds drawn by the Company in order to fund the acquisition of Patriot, net of debt issuance costs of $0.1 million.
g)    Reflects Patriot’s long-term debt of $20.2 million net of debt issuance costs that were paid off during the acquisition.
h)    Reflects adjustments to remove Patriot’s historical equity to record the acquisition.
i)    Pro forma adjustment related to costs savings as a result of costs savings related to layoffs of personnel as a result of the acquisition. Additional pro forma adjustment in the amount of $0.1 million of board fees and expenses related to Patriot that will not be recurring after the acquisition.
j)    Pro forma adjustment related to estimated additional depreciation expense as a result of the $31.8 million of step up to fair value of the property, plant, and equipment with an average estimated useful life of 7 years.
k)    Reflects adjustments to remove $7.2 million of other income recorded in Patriot’s books during fiscal 2021. The $7.2 million of income represents income from the forgiveness of the Paycheck Protection Program (PPP) by the Small Business Administration, the loan was forgiven and therefore recognized as income in September 2021.
l)    Pro forma adjustment related to estimated additional interest expense as a result of the draw on the line of credit in order to fund the acquisition.
m)    Pro forma adjustment related to estimated additional provision for income taxes based on Heritage Crystal-Clean’s effective tax rate of 25.7% as of the end of fiscal 2021.
n)    Reflects adjustments to selling, general, and administrative expenses to exclude transaction costs of $0.8 million incurred to execute the purchase that were expensed in the first half of fiscal 2022. Additional adjustment of estimated cost savings of $2.4 million related to layoffs of personnel as a result of the acquisition.
o)    Pro forma adjustment related to estimated additional provision for income taxes based on Heritage Crystal-Clean’s effective tax rate of 26.4% as of the end of first-half of fiscal 2022.